Exhibit 99.1

IKON ANNOUNCES EXTENSION OF CONSENT SOLICITATION
FOR ITS 7.75% SENIOR NOTES DUE 2015

FOR RELEASE: MONDAY, DECEMBER 11, 2006

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that it has extended until 5:00 p.m., New York City time, on Tuesday, December 12, 2006 (the “Expiration Time”) the previously announced solicitation of consents from holders of its $225 million 7.75% Senior Notes due 2015 (the “Notes”). The consent solicitation, which commenced on November 30, 2006, was originally scheduled to expire on Friday, December 8, 2006.

All other material terms of the consent solicitation remain unchanged. Holders of the Notes who have already properly delivered consents do not need to deliver new consents. Consents (whether previously or hereafter delivered) may only be revoked in the manner described in the consent solicitation statement.

For a complete statement of the terms and conditions of the consent solicitation and the proposed amendments to the indenture, holders of the Notes should refer to the Consent Solicitation Statement dated November 30, 2006. The consent solicitation remains open to holders of record as of November 29, 2006.

Questions regarding the consent solicitation may be directed to the Solicitation Agent, Wachovia Securities, Liability Management Group, at (704) 715-8341, or toll free at (866) 309-6316. Requests from holders for assistance in delivering consents or for additional copies of the Consent Solicitation Statement should be directed to D.F. King & Co., Inc., acting as Information Agent and Tabulation Agent, at 48 Wall Street – 22nd Floor, New York, New York, 10005, at telephone numbers (212) 269-5550 (banks and brokers) and toll free (800) 290-6426.

This release is for informational purposes only. It does not constitute a solicitation of consents. The consent solicitation is made solely by means of the Consent Solicitation Statement dated November 30, 2006.

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions West, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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